Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Announces Results of 2022 Annual General Meeting

Vancouver, BC – December 15, 2022 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the pharmaceutical research, development and manufacturing of rare cannabinoids and cannabinoid analogs, today confirmed that, at its annual general meeting of shareholders held on December 15, 2022 (the “Meeting”), all of the matters put forward before shareholders for consideration and approval as set out in InMed’s notice of meeting and management information circular, dated October 28, 2022, were approved by the shareholders. In particular, shareholders approved the election of all director nominees to hold office until the next annual meeting of shareholders or until their successors are elected or appointed. Results of the vote for the election of directors at the Meeting are set out as follows:

	Votes For		Withheld Votes
Director	Number	Percentage	Number	Percentage
Eric A. Adams	159,223	94.90%	8,559	5.10%
Andrew Hull	158,282	94.34%	9,500	5.66%
Janet Grove	162,246	96.70%	5,536	3.30%
Bryan Baldasare	160,764	95.82%	7,018	4.18%
Nicole Lemerond	162,174	96.66%	5,608	3.34%

InMed filed a report of voting results on SEDAR at www.sedar.com on December 15, 2022.

About InMed:

InMed Pharmaceuticals is a global leader in the research, development and manufacturing of rare cannabinoids, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs. We also have significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: being a global leader in the manufacturing and development of rare cannabinoids and delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.